Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related prospectus of B.O.S Better Online Solutions Ltd. (“BOS”) and to the incorporation by reference therein of our report dated July 27, 2019 with respect to the consolidated financial statements of Imdecol Ltd. for the year ended December 31, 2018, included in BOS’ report on Form 6-K, filed with the Securities and Exchange Commission on July 29, 2019.

/s/ Alan Moldof

Jerusalem, Israel

August 5, 2019